Exhibit 99.1

NEWS RELEASE

Dynegy Inc.	•	601 Travis Street	•	Suite 1400	•	Houston, Texas	•	77002	•	www.dynegy.com

FOR IMMEDIATE RELEASE	NR13-01

DYNEGY ANNOUNCES NEW ROLE FOR KEVIN HOWELL; PLANS FOR COO TRANSITION

HOUSTON (January 7, 2013) — Dynegy Inc. (NYSE:DYN) announced that Chief Operating Officer (COO), Kevin Howell is stepping down from the COO role effective January 4, 2013. Mr. Howell will continue as an employee for the Company both in an advisory capacity as well as supporting an orderly transition of his current responsibilities and will continue to report directly to Dynegy President and Chief Executive Officer (CEO) Robert Flexon.

“Kevin came out of retirement to join me on the management team at Dynegy in June 2011 during a critical period in the Company’s restructuring process. His deep expertise in the power industry and his hands-on experience in commercial operations and markets, plant operations, as well as his overall leadership skills have made him an effective and essential part of the Dynegy management team over the past 18 months,” said Robert Flexon, Dynegy President and CEO. “I look forward to Kevin’s continued counsel and support in his new advisory role, just as I have been grateful for his service as COO.”

The Company expects to announce Mr. Howell’s replacement during the first quarter of 2013. In the interim, the commercial and plant operations functions will report directly to Mr. Flexon with assistance from Mr. Howell.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 3,132 megawatts of primarily coal-fired baseload power plants.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the timing of Mr. Howell’s replacement. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K, as amended, and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, our ability to employ a suitable replacement for Mr. Howell with the appropriate skill set and within the anticipated timing. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media - 713.767.5800; Analysts — 713.507.6466